Contacts:

John Howlett                              Sam Bhatt
President Northeast Region                Vice President - Finance
Emtec, Inc.                               Emtec, Inc.
Tel: 609-528-8500                         Tel: 609-528-8500
Fax: 866-422-3640                         Fax: 815-346-7605
Email:john_howlett@emtecinc.com           Email:sam_bhatt@emtecinc.com
Website: www.emtecinc.com                 Website: www.emtecinc.com


EARNINGS RELEASE
----------------

                   EMTEC, INC. REPORTS RESULTS FOR THE QUARTER
                               ENDED JUNE 30, 2005

        Net Income Increased by 20.3% for the quarter ended June 30, 2005,
        ------------------------------------------------------------------
                   Compared to the quarter ended June 30, 2004
                   -------------------------------------------

TRENTON, N.J., August 15, 2005 - Emtec, Inc. (OTCBB:ETEC), an information technology company, providing services and products to commercial, federal, education, state and local verticals, announced today its results for the quarter ended June 30, 2005.


Income from continuing operations before income tax expense increased by 28.9%, or $270,244, to $1.21 million for the quarter ended June 30, 2005 compared to income from continuing operations before income tax expense of $935,185 for the quarter ended June 30, 2004.


Net income for the quarter ended June 30, 2005, rose to $725,429 or $0.10 per share compared to a net income of to $603,139 or $0.08 per share for the quarter ended June 30, 2004, an increase of 20.3%. Management attributes this increase in net income to the following:

     o increased services and consulting revenues mainly attributable to computer roll-out projects for various school districts in GA, and growth in our commercial customer base;

     o increased services and consulting gross profit mainly attributable to higher effective billing rates and utilization rates of our engineers, and

     o decreased sales, general and administrative expenses mainly attributable to continuous cost containment efforts undertaken by the Company.

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


"We are pleased to deliver another quarter of strong operating results and our 7th consecutive quarter of profitability for our Company. With our merger with Darr Westwood Technology Corporation, we have created a strong platform for growth into our federal, state and local government, education and commercial verticals." said John Howlett, President of Emtec Northeast.

About Emtec, Inc.

Emtec, Inc. established in 1981, is an information technology company, providing services and products to commercial, federal, education, state and local verticals. Areas of specific practices include communications, data availability, enterprise computing, managed services, storage and data center planning and Development.

                                      # # #


Certain statements in this document constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Emtec, Inc. ("the Company"), or industry results, to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. The Company's future operating results are dependent upon many factors, including but not limited to the Company's ability to: (i) obtain sufficient capital or a strategic business arrangement to fund its plan of operations when needed; (ii) build the management and human resources and infrastructure necessary to support the growth of its business;
(iii) competitive factors and developments beyond the Company's control; and
(iv) other risk factors discussed in the Company's periodic filings with the Securities and Exchange Commission which are available for review at www.sec.gov under "Search for Company Filings."

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




                                   EMTEC, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                           Three months Ended June 30,


                                                                 2005           2004         Change              %
------------------------------------------------------------------------------------------------------------------------
Revenues

Procurement services                                          $22,494,891    $24,760,466    $(2,265,575)         -9.1%
Service and consulting                                          4,257,023      3,803,741    $   453,282           11.9%
                                                              -----------    -----------
Total Revenues                                                 26,751,914     28,564,207    $(1,812,293)         -6.3%
--------------                                                -----------    -----------

Cost of Revenues
Procurement services                                           19,823,812     21,968,266    $(2,144,454)         -9.8%
Service and consulting                                          2,999,152      2,653,471    $   345,681           13.0%
                                                              -----------    -----------
Total Cost of Revenues                                         22,822,964     24,621,737    $(1,798,773)         -7.3%
----------------------                                        -----------    -----------
 Percent of revenues                                                85.3%          86.2%

Gross Profit
Procurement services                                            2,671,079      2,792,200    $  (121,121)         -4.3%
Service and consulting                                          1,257,871      1,150,270    $   107,601            9.4%
                                                              -----------    -----------
Total Gross Profit                                              3,928,950      3,942,470    $   (13,520)         -0.3%
------------------                                            -----------    -----------
 Percent of revenue                                                  14.7%          13.8%

Operating Expenses
Sales, General & Administrative Expenses                        2,663,719      2,968,455    $  (304,736)        -10.3%
Interest Expense                                                   59,802         38,830    $    20,972           54.0%
                                                              -----------    -----------
Total Operating Expenses                                        2,723,521      3,007,285    $  (283,764)         -9.4%
------------------------                                      -----------    -----------
 Percent of revenue                                                  10.2%          10.5%

Income(Loss) From Continuing Operations Before Income Taxes     1,205,429        935,185    $   270,244           28.9%
Income Tax Expense (Benefit)                                      480,000        339,818    $   140,182           41.3%
                                                              -----------    -----------

Income(Loss) From Continuing Operations                           725,429        595,367    $   130,062           21.8%

Income From Discontinued Geothermal Operations, net of tax           --            7,772    $    (7,772)       -100.0%
                                                              -----------    -----------

Net Income (Loss)                                             $   725,429    $   603,139    $   122,290           20.3%
                                                              ===========    ===========    ===========    ===========

Net Income (Loss) Per Share - Basic                           $      0.10    $      0.08
-----------------------------------                           ===========    ===========
Net Income (Loss) Per Share - Diluted                         $      0.09    $      0.08
-------------------------------------                         ===========    ===========


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